Exhibit 99.1

Advanced Merger Partners, Inc. Will Redeem Its Public Shares and Will Not Consummate an Initial Business Combination

New York, November 30, 2022 —Advanced Merger Partners, Inc. (NYSE: AMPI.U, AMPI) (the “Company”) today announced that it will redeem all of its outstanding shares of Class A common stock (the “public shares”), effective as of December 15, 2022 (the “Redemption Date”) if stockholders approve a proposed amendment (the “Charter Amendment Proposal”) to its Amended and Restated Certificate of Incorporation (the “Charter”) and a proposed amendment to its investment management trust agreement (the “IMTA Proposal” and together with the Charter Amendment Proposal, the “Early Termination Proposals”), dated March 1, 2021, with Continental Stock Transfer & Trust Company (the “Trust Agreement”), at the special meeting to be held on December 14, 2022 at 10:00 am (the “Special Meeting”).

There can be no assurance that the Company’s stockholders will approve the Early Termination Proposals at the Special Meeting, and if such approval is not obtained the Company will redeem the public shares pursuant to the terms of its Charter and the existing Trust Agreement.

Currently, our Charter provides that we have until March 4, 2023 to complete our initial business combination and, if we do not complete an initial business combination by March 4, 2023, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors in accordance with applicable law, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

In connection with the approval of the Charter Amendment Proposal, the holders of public shares may elect to redeem all or a portion of their public shares in exchange for their pro rata portion of the funds held in the trust account (the “Voluntary Redemption”). The Company expects to complete the Voluntary Redemption on or around December 14, 2022 if stockholders approve the Early Termination Proposals. If the Early Termination Proposals are approved, the Company will redeem all remaining public shares not redeemed in the Voluntary Redemption not more than ten business days thereafter (the “Mandatory Redemption”).

The per-share redemption price for the public shares is expected to be approximately $10.08 (the “Redemption Amount”) on the Redemption Date, assuming the Company’s stockholders approve the Early Termination Proposals at the Special Meeting. In accordance with the terms of the Trust Agreement, the Company expects to retain interest earned on the funds deposited in the trust account to pay the Company’s tax obligations. Pursuant to the Charter, $100,000 of interest earned on the funds deposited in the trust account will be removed from the trust account prior to redeeming the public shares in order to pay dissolution expenses.

On the Redemption Date, the public shares will be deemed to no longer be outstanding and will represent only the right to receive the Redemption Amount for each such public share.

The Redemption Amount will be payable to the holders of the public shares upon presentation of their respective stock or unit certificates or other delivery of their shares or units to the Company’s transfer agent, Continental Stock Transfer & Trust Company. Beneficial owners of public shares held in “street name,” however, will not need to take any action in order to receive the Redemption Amount.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company expects that the last day of trading of its units and Class A common stock on the New York Stock Exchange (the “NYSE”) will be December 14, 2022, following which, the Company expects that the NYSE will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist its securities on or about December 15, 2022. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

About Advanced Merger Partners, Inc.

Advanced Merger Partners, Inc. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Forward-Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed early unwind of the Company, the estimated per-share redemption price and timing for redemptions and delisting of the Company’s securities. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the receipt of the requisite stockholder approval of the Early Termination Proposals. These forward-looking statements speak only as of the date of the foregoing communication, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of the Company, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to the Company’s business which may affect the statements made in this communication.

Contact:

Advanced Merger Partners, Inc.

Roy J. Katzovicz; John Mavredakis

(212) 951-1223

ampinfo@saddlept.com